Exhibit 99
ProCentury Corporation Reports 2007 Second Quarter Results
COLUMBUS, Ohio, August 1, 2007 — ProCentury Corporation (Nasdaq: PROS), a specialty property and casualty insurance holding company, reported net income for the three months ended June 30, 2007 of $6.5 million, or $0.48 per diluted share, compared to net income of $5.0 million, or $0.38 per diluted share, for the same period in 2006. Net income for the six months ended June 30, 2007 was $11.8 million, or $0.88 per diluted share, compared to net income of $9.6 million, or $0.73 per diluted share, for the six months ended June 30, 2006.
Highlights for the quarter ended June 30, 2007 include:
•	A 28.7% increase in net income for the second quarter of 2007 compared to the second quarter of 2006;

•	A combined ratio of 92.0%;

•	Book value per share of $11.12 at June 30, 2007 compared to $10.75 at December 31, 2006; and

•	An increase in gross written premium of 3.2% for the second quarter of 2007 compared to the second quarter of 2006.
Edward Feighan, ProCentury’s Chief Executive Officer said, “In a challenging market, we generated premium growth, but even more importantly, we are pleased with our bottom line results. Our continued focus on profitability allowed us to post net income of $0.48 per diluted share for the quarter on an increase of 28.7% in net income for the second quarter of 2007 compared to the second quarter of 2006. Additionally, book value, at $11.12 per share, continues to grow at an acceptable pace.”
Results for the Second Quarter 2007
For the second quarter ended June 30, 2007, ProCentury’s net income increased by 28.7% to $6.5 million, or $0.48 per diluted share, compared to net income of $5.0 million, or $0.38 per diluted share for the same period in 2006.
The combined ratio was 92.0% for the second quarter of 2007 compared to 94.5% for the second quarter of 2006. The second quarter 2007 combined ratio includes a loss ratio of 58.4% and an expense ratio of 33.6%. This compares to a loss ratio of 62.0% and expense ratio of 32.5% for the second quarter of 2006.
Gross premiums written for the second quarter of 2007 increased by 3.2% to $67.8 million compared to $65.7 million for the same period in 2006. Premiums earned were $56.7 million in the second quarter of 2007, an increase of 7.9% compared to $52.6 million in the second quarter of 2006. Investment income for the second quarter of 2007 increased by 17.1% to $5.5 million compared to $4.7 million in the second quarter of 2006.
During the second quarter of 2007, the Company explored the possibility of a public equity offering to provide additional capital for potential acquisitions, the partial repayment of debt, and to permit shares held by Stonehenge Opportunity Fund an affiliate of the Company, to be sold in a managed distribution. The Company and Stonehenge determined not to proceed in the near term with an offering because of unsatisfactory market conditions.

On June 15, 2007, the Company filed an acquisition shelf registration statement on Form S-4 with the Securities and Exchange Commission to register common shares that may be issued by the Company from time to time in connection with acquisitions
Results for the Six Months Ended June 30, 2007
For the six months ended June 30, 2007, ProCentury’s net income was $11.8 million, or $0.88 per diluted share, an increase of 23.1% from net income of $9.6 million or, $0.73 per diluted share, for the same period in 2006.
The combined ratio was 93.2% for the first six months of 2007 compared to 94.7% for the same period in 2006. The 2007 combined ratio for the first six months of the year consists of a loss ratio of 60.3% and an expense ratio of 32.9%. These compare to a loss ratio of 62.0% and an expense ratio of 32.7% for the same period in 2006.
For the six months ended June 30, 2007, gross premiums written were $126.2 million, an increase of 2.0% from $123.7 million for the same period in 2006. Premiums earned were $111.1 million for the first six months of 2007, up 9.4% compared to $101.6 million for the same period last year. Investment income for the six months ended June 30, 2007 was $10.9 million, an increase of 19.9% from $9.1 million reported for the first six months of 2006.
Future Outlook
The following forward-looking statement is based on current expectations and actual results may differ materially as explained more completely in the note on forward-looking statements below.
We continue to see softening market conditions, as well as troubling competitive pricing and terms. These circumstances make it very difficult to give specific growth guidance for the balance of 2007. Nevertheless, we continue to maintain our expectation that our core E&S book will continue to be stable, with potentially modest growth over last year. We believe that this year’s growth, while modest, will result from continued focus on our new lines of business, including our new marine division, environmental consultants and contractors, Alternative Risk Transfer offerings, and our Program Unit.
Conference Call
ProCentury’s 2007 second quarter results will be discussed by management in more detail on Thursday, August 2, 2007 at 10:00 a.m. EDT.
To listen to the call, please dial 1-877-407-0782, approximately five minutes prior to the start of the call. Additionally, the conference call will be broadcast live over the Internet and can be accessed by all interested parties on the Company’s website at http://www.procentury.com. For those who cannot listen to the live conference call, a replay will be available from approximately 1:00 p.m. EDT on August 2, 2007 until midnight on August 9, 2007. The access number for the replay is 1-877-660-6853. The account number is 286 and the conference ID is 249285. The replay will also be accessible through the company’s website at http://www.procentury.com.
About ProCentury Corporation
ProCentury Corporation (Nasdaq: PROS) is a specialty property and casualty insurance holding company. Its primary subsidiary, Century Surety Company, underwrites property and casualty insurance for small- and mid-sized businesses. Century Surety Company primarily writes excess and surplus lines insurance and markets its products through a select network of general agents.
NOTE ON FORWARD-LOOKING STATEMENTS
Statements in this press release that are not historical statements are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are derived from information that we currently have and assumptions that we make and may be identified by words such as “believes,” “anticipates,” “expects,” “plans,” “should,” “estimates” and similar expressions. Our forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those stated or implied in our forward-looking statements, including but not limited to: 1) risks inherent in establishing loss and loss adjustment expense reserves; 2) uncertainties related to the ratings of our insurance subsidiary; 3) uncertainties related to governmental and regulatory policies; 4) uncertainties relating to the cyclical nature of our business; 5) changes in our relationships with, and the capacity of, our general agents; and 6) the risk that our reinsurers may not be able to fulfill their obligations to us. You are cautioned not to place undue reliance on forward-looking statements, which are made only as of the date of this press release. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For additional disclosure regarding potential risks, please refer to documents we file with the Securities and Exchange Commission.

PROCENTURY CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)
(dollars in thousands, except per share data)

			Six Months	Six Months
	Quarter Ended	Quarter Ended	Ended	Ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Gross premiums written	$67,784	65,680	126,239	123,709
Net premiums written	$58,584	58,489	108,644	108,921

Premiums earned	$56,697	52,565	111,085	101,567
Net investment income	5,493	4,689	10,926	9,115
Net realized investment losses	(37)	(62)	(238)	(41)
Other income	97	118	220	252

Total revenues	62,250	57,130	121,993	110,893

Losses and loss expenses	33,124	32,575	67,001	63,014
Amortization of deferred policy acquisition costs	14,689	12,896	28,388	24,962
Other operating expenses	4,353	4,193	8,204	8,250
Interest expense	668	567	1,354	1,110

Total expenses	52,834	50,231	104,947	97,336

Income before income taxes	9,416	7,079	17,046	13,557
Income tax expense	2,948	2,054	5,199	3,932

Net income	$6,468	5,025	11,847	9,625

Net income per share:
Basic	$0.49	0.38	0.90	0.73

Diluted	$0.48	0.38	0.88	0.73

Weighted average of shares outstanding — basic	13,232,156	13,114,535	13,229,792	13,107,620

Weighted average of shares outstanding — diluted	13,419,481	13,247,528	13,420,544	13,224,050

Loss and loss expense ratio	58.4%	62.0%	60.3%	62.0%
Expense ratio	33.6%	32.5%	32.9%	32.7%

Combined ratio	92.0%	94.5%	93.2%	94.7%

PROCENTURY CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(dollars in thousands, except per share data)

Assets	June 30, 2007	December 31, 2006
	(unaudited)
Investments	$445,740	428,102
Cash	10,709	7,960
Premiums in course of collection, net	39,937	37,428
Deferred policy acquisition costs	26,782	26,915
Prepaid reinsurance premiums	15,038	14,051
Reinsurance recoverable on paid and unpaid losses, net	43,153	43,628
Other assets	26,599	20,964

Total assets	$607,958	579,048

Liabilities and Shareholders’ Equity
Loss and loss expense reserves	$266,132	250,672
Unearned premiums	126,166	127,620
Long term debt	25,000	25,000
Other liabilities	42,120	33,368

Total liabilities	459,418	436,660

Shareholders’ equity:
Common shares, without par value	—	—
Additional paid-in capital	102,674	100,954
Retained earnings	54,608	43,830
Accumulated other comprehensive loss, net of taxes	(8,742)	(2,396)

Total shareholders’ equity	148,540	142,388

Total liabilities and shareholders’ equity	$607,958	579,048

Book value per share	$11.12	10.75

Number of common shares outstanding	13,358,867	13,248,323

     Source: ProCentury
     Contact: Jeffrey Racz, 614-823-6302